EXHIBIT 99.1

STRATA Skin Sciences Announces Preliminary Second Quarter 2019 Financial Results and Updates

Unaudited Second Quarter 2019 total revenue of $8.2 million increased 9% year-over-year

First half total revenue of $15.6 million increased 12% year-over-year

Recurring revenue of $6.0 million increased 16% year-over-year

Domestic installed base increased from 754 to 764 sequentially

Gross margin improved 12 percentage points year-over-year

Horsham, PA, August 6, 2019 — STRATA Skin Sciences (NASDAQ: SSKN) (“STRATA” or the “Company”), a medical technology company in Dermatology and Plastic Surgery dedicated to developing, commercializing, and marketing innovative products for the treatment of dermatologic conditions, today announced preliminary unaudited revenue results for the second quarter ended June 30, 2019.

Financial results reported in this press release are preliminary. Final financial results and other disclosures will be reported in the Company’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2019, and may differ materially from the results and disclosures in this press release due to, among other things, the completion of final audit procedures related to the year ended December 31, 2018, including, but not limited to, those related to contingent or potential liabilities related to sales and use tax as well as potential non-cash derivative accounting treatment arising from debentures issued in June 2015 and converted to Series C Preferred Stock in September 2017, the occurrence of subsequent events, or the discovery of additional information.

Dr. Dolev Rafaeli, STRATA’s President and Chief Executive Officer, commented, “We are pleased with our continued momentum in the second quarter of 2019 after a strong double-digit start to the year in the first quarter. Our 12% top-line growth in the first half of the year puts us well on track to achieve our goal of double-digit revenue growth in 2019. In the second half of the year, we will continue to focus on growing domestic recurring revenue, introducing our recurring revenue model internationally, and improving operational margins. Additionally, we continue to evaluate potential accretive business development opportunities which can benefit from our robust platform and business model, healthy balance sheet and established sales force.”

Dr. Rafaeli continued, “With the recently announced direct distribution contract in South Korea, which represents a fundamental change in our international business model, we are optimistic that it will open up additional opportunities for outside of the United States. While our largest non-U.S. markets contend with a strong dollar and tariff related constraints, we believe the Korean market offers a similar opportunity that the U.S. market provided, prior to deploying our partnership approach in 2012. We intend to develop and convert the Korean market from a capital “one-time sale” to a recurring revenue base model, as we did in the U.S., leveraging our leading market share position, strong local partnership and the strong national insurance reimbursement. While the investment in the business model transition will impact our short term capital sales, we will be building out our recurring revenue installed base. Every placement we are able to capture under the recurring model, while unfavorably impacting short term revenue, benefits our longer-term sales growth and margins.”

Dr. Rafaeli, concluded, “Our execution this past year during which we rebuilt our DTC platform, replaced dozens of nonperforming XTRAC accounts with new higher potential accounts and (over 30) comeback partners, launched new products, completed clinical studies and reengaged with the investor community, gives us confidence in the soundness of our strategy and our ability to execute. Strong margin growth has resulted in the ability to invest in both domestic and international core business expansion. With this healthy, reinvigorated growth engine, the STRATA team is excited and eager to push forward, I look forward to reporting on our accomplishments.”

2019 Second Quarter and Six-Month Financial Highlights

Total revenues for the second quarter of 2019 were $8.2 million, compared to $7.5 million in the second quarter of 2018, representing an increase of 9% year-over-year. Recurring XTRAC revenues totaled $6.0 million, an increase of 16% versus the second quarter of 2018 and representing 73% of total revenue for the second quarter of 2019. Average quarterly revenue per device was $7,823, representing an increase of 13% versus the second quarter of 2018.

Gross margin for the second quarter of 2019 was 64%, an increase of 11 percentage points versus the second quarter of 2018, driven primarily by the growth in recurring revenue and margins from procedure equipment revenue.

Total revenues for the six months ended June 30, 2019 were $15.6 million, compared to $14.0 million in the six months ending June 30, 2018, representing an increase of 12% year-over-year. Recurring XTRAC revenues totaled $11.2 million, an increase of 17% versus the six months ended June 30, 2018 and representing 72% of total revenue for the six months ended June 30, 2019.

Gross margin for the six months ended June 30, 2019 was 63%, an increase of 12 percentage points versus the six months ended June 30, 2018, driven primarily by the growth in recurring revenue and margins from procedure equipment revenue.

STRATA ended the second quarter of 2019 with a domestic installed base of 764 XTRAC recurring revenue devices, an increase of eighteen devices from the end of 2018.

The Company ended the quarter with cash and cash equivalents of $15.9 million, as compared to $16.5 million as of the end of the fourth quarter of 2018.

During the quarter ended June 30, 2019, a shareholder converted 4,775 shares of Series C Preferred Stock into 1,775,093 shares of common stock. In May 2019, options for 7,586 shares of common stock were exercised. In July 2019, warrants for 857,701 shares of common stock with an exercise price of $3.75 expired. In addition, in July 2019, warrants for 382,068 shares of common stock with an exercise price of $12.25 expired. As of June 30, 2019, the Company had 32,903,287 shares of common stock issued and outstanding.

As previously reported, the Company has experienced delays in the completion of the audit of its financial statements for the year ended December 31, 2018, as it is still evaluating the proper accounting of certain historical contingent and potential liabilities related to state sales and use taxes as well as potential non-cash derivative accounting treatment arising from debentures issued in June 2015 and converted to Series C Preferred Stock in September 2017. STRATA does not expect that the resolution of our review of these accounting matters will have an impact on our reported revenues or gross margin for the three and six months ended June 30, 2019. Accordingly, the filing of the Company’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2019 will be delayed and will be filed as soon as practicable after the Company has completed the audit for the year ended December 31, 2018. STRATA will shortly file a Form 12b-25 with the SEC regarding the Company’s Form 10-Q, and, at this time, does not anticipate that it will file its Form 10-Q within the five-day extension period. The Company is working diligently on these matters and will, as soon as practicable, make a further announcement regarding the updated timing of the release of its financial results as well as the timing of a conference call on its financial results. The Company has incurred approximately $1.2 million in expenses associated with these issues.

With respect to the previously disclosed notice from the NASDAQ Stock Market (“Nasdaq”) regarding the Company’s failure to comply with the listing rules requiring timely filing of all periodic reports with the Commission, STRATA was granted a cure period which expires on August 30, 2019.

About STRATA Skin Sciences, Inc. (www.strataskinsciences.com)
STRATA Skin Sciences is a medical technology company in Dermatology and Plastic Surgery dedicated to developing, commercializing and marketing innovative products for the treatment of dermatologic conditions. Its products include the XTRAC® excimer laser and VTRAC® lamp systems utilized in the treatment of psoriasis, vitiligo and various other skin conditions; and the STRATAPEN® MicroSystem, marketed specifically for the intended use of micropigmentation.

The Company’s proprietary XTRAC® excimer laser delivers a highly targeted therapeutic beam of UVB light to treat psoriasis, vitiligo, eczema, atopic dermatitis and leukoderma, diseases which impact over 35 million patients in the United States alone. The technology is covered by multiple patents, including exclusive rights for patents for the delivery of treatment to vitiligo patients.

STRATA’s unique business model leverages targeted Direct to Consumer (“DTC”) advertising to generate awareness and utilizes its in-house call center and insurance advocacy teams to increase volume for the Company’s partner dermatology clinics.

The XTRAC business has used this proven DTC model to grow its domestic dermatology partner network to over 760 clinics, with a worldwide installed base of over 2,200 devices. The Company is able to offer 90% of DTC patients an introduction to physicians prescribing a reimbursable solution, using XTRAC, within a 10-mile radius of their house. The Company is a leader in dermatology in-clinic business generation for its partners.

Safe Harbor
This press release, and oral statements made regarding the subjects of this release contains "forward-looking statements" within the meaning of the Securities Litigation Reform Act of 1995, or the Reform Act, which may include, but are not limited to, statements regarding the Company’s revenue growth estimates, plans, objectives, expectations and intentions and other statements contained in this press release that are not historical facts, including statements identified by words such as “believe,” “plan,” “seek,” “expect,” “intend,” “estimate,” “anticipate,” “will,” and similar expressions. All statements addressing the Company’s ability to generate the anticipated revenue stream, the Company’s ability to generate sufficient cash flow to fund the Company’s ongoing operations and research and development activities beginning at any time in the future, litigation and regulatory proceedings to which the Company might be subject; calculation of sales and use tax accruals and claims for uncollected sales and use tax; historical contingent and potential liabilities related to state sales and use taxes as well as potential derivative liabilities arising from debentures issued in June 2015; the timing and outcome of the completion of the audit of our financial statements for the year ended December 31, 2018; the timing of the filing of the Annual Report on Form 10-K for the year ended December 31, 2018 and the Quarterly Report on Form 10-Q for the quarters ended March 31, 2019 and June 30, 2019 and changes to the Company’s results of operations for the periods ended in such filings as compared to previous periods; the Company’s ability to regain compliance with the Nasdaq listing requirements by August 30, 2019; the Company’s ability to provide audited financial statements to its lender by August 31, 2019; the Company’s ability to implement business strategies, including its acquisition, business development and comeback strategies; the Company’s acquisition and business development strategy may not be successful in locating advantageous targets; the Company’s ability to successfully integrate any assets, liabilities, customers, systems and management personnel it acquires into its operations and its ability to realize related revenue synergies, strategic gains and cost savings may be significantly harder to achieve, if at all, or may take longer to achieve; potential goodwill impairment charges, future impairment charges and fluctuations in the fair values of reporting units or of assets in the event projected financial results are not achieved within expected time frames; the Company’s debt and debt service requirements which may restrict its operational and financial flexibility, as well as imposing unfavorable interest and financing costs; the Company’s ability to maintain its existing credit facilities or obtain satisfactory new credit facilities; regulatory and political factors or conditions affecting the Company and/or the medical device industry in general; the public’s reaction to the Company’s new advertisements and marketing campaigns under development, and the Company’s ability to build a leading franchise in dermatology and aesthetics, and the Company’s ability to grow revenues and sustain that growth as well as statements expressing optimism or pessimism about future operating results are forward-looking statements within the meaning of the Reform Act. The forward-looking statements are based on management’s current views and assumptions regarding future events and operating performance, and are inherently subject to significant business, economic, and competitive uncertainties and contingencies and changes in circumstances, many of which are beyond the Company’s control. The statements in this press release are made as of the date of this press release, even if subsequently made available by the Company on its website or otherwise. The Company does not undertake any obligation to update or revise these statements to reflect events or circumstances occurring after the date of this press release.

Although the Company does not make forward-looking statements unless it believes it has a reasonable basis for doing so, the Company cannot guarantee their accuracy. The foregoing factors, among others, could cause actual results to differ materially from those described in these forward-looking statements. For a list of other factors which could affect the Company’s results, including revenue growth estimates, see the Company’s filings with the Securities and Exchange Commission, including “Cautionary Note Regarding Forward-Looking Statements,” “Item 1A. Risk Factors,” and “Item 7. Management's Discussion and Analysis of Financial Condition and Results of Operations” set forth in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2017. No undue reliance should be placed on any forward-looking statements.

Investor Contacts:

Matthew Hill, Chief Financial Officer	Matthew Picciano, Managing Director
STRATA Skin Sciences, Inc.	LifeSci Advisors, LLC
215-619-3200	646-889-1200
ir@strataskin.com	mpicciano@lifesciadvisors.com